EXHIBIT 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 18, 2006 (the "Effective Date”) amends and restates the Amended and Restated Employment Agreement dated May 24, 2000 (the “Prior Agreement”) by and between NEUROCRINE BIOSCIENCES, INC., 12790 El Camino Real, San Diego, California 92130 (hereinafter the “Company”), and Paul W. Hawran (hereinafter "Executive”).
R E C I T A L S
     WHEREAS, the Company and Executive wish to amend and restate the terms and conditions under which Executive is to be employed by the Company on and after the date hereof; and
     NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:
ARTICLE 1
TERM OF AGREEMENT
     1.1 Commencement Date. Executive’s employment with the Company under this Agreement shall commence as of September 18, 2006 (“Commencement Date”) and terminate on April 1, 2007 (“Retirement Date’), unless terminated earlier pursuant to Article 4.
ARTICLE 2
EMPLOYMENT DUTIES
     2.1 Title/Responsibilities. Executive hereby accepts employment with the Company pursuant to the terms and conditions hereof. Executive agrees to serve the Company in the position of Senior Advisor. Executive shall have the powers and reasonable duties assigned to Executive by the Chief Executive Officer of the Company. Executive shall not serve as a spokesman for the Company and shall not make any statement or arrange meetings regarding the Company with securities market professionals, with the exception of comments relating to his retirement, which comments shall be pre-approved by the Company. In addition, the Company shall provide Executive with a private office and access to an administrative assistant, a computer and technical support. Executive will also have access to all Company communications systems as the Company deems necessary. Executive shall be entitled to retain his current computer and other telecommunications equipment.
     2.2 Attention. Executive shall devote his full business time and attention to the performance of the services assigned to him by the Chief Executive Officer and without the prior written consent of the Chief Executive Officer which consent shall not be unreasonably withheld shall not engage in any other business activities during the term hereof. The devotion of time by Executive to non-Company business activities or other activities, including, without limitation, outside activities in which he presently engages, shall not be deemed a breach of this Agreement, provided that such purposes or activities do not adversely affect Employee’s job performance or interfere with the services required to be rendered to or on behalf of Employer under this Agreement. Additionally, during the term of this Agreement and any period in which compensation is being paid to Executive in accordance with Article 4 and/or Article 5, Executive shall not (i) engage, directly or indirectly, in providing services to any other business program or project that is competitive to a program or project being conducted by the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (provided that Executive may own less than two percent (2%) of the outstanding securities of any publicly traded corporation), or (ii) hire, solicit, or attempt to solicit on behalf of himself or any other party any employee or exclusive consultant of the Company.
     2.3 Salary. From the Commencement Date until the Retirement Date, Executive shall receive salary at an annual rate of three hundred sixty-five thousand dollars ($365,000.00), payable semi-monthly in equal installments in accordance with the Company’s normal payroll practices. Executive shall be eligible to earn a bonus for the year 2006 as determined pursuant to the normal bonus procedures of the Company, but shall not eligible to receive any bonus for employment in 2007.
     2.4 Benefits. During the term of this Agreement, the Company shall also provide Executive with the health insurance benefits it provides generally to its other senior management employees and upon the same terms and conditions. Executive is entitled in accordance with criteria adopted by the Company, to participate in and to receive benefit from life, accident, disability, medical, pension, profit-sharing and savings plans and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan as it may be amended from time to time. Executive acknowledges and agrees that he shall not participate in or elect to exchange any options pursuant to the Company’s Offer to Exchange Certain Outstanding Options to Purchase Common Stock under the 2003 Incentive Stock Plan, as amended, and Amend Certain Outstanding Options to Purchase Common Stock under the 1992 Incentive Stock Plan, as amended and 2001 Stock Option Plan, as amended or participate in any new equity or incentive program made available to officers of the Company between the date hereof and his Retirement Date. Any accrued and unused vacation days to which Executive is entitled at the date hereof under the Prior Agreement, shall be carried forward as vacation under this Agreement.
     2.5 Business Expense Reimbursement. During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish to the Company adequate records and other documentary evidence of such expense for which Executive seeks reimbursement. Such expenses shall be reimbursed and accounted for in accordance with past practice under the procedures established by the Company.

     2.6 Withholding and Taxes. All compensation and benefits payable to Executive hereunder and the Agreement shall be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law. Executive will be responsible for the payment of all federal and state income taxes on all allowances accruing to Executive pursuant to this Article 2.
     2.7 Release. Executive has executed the release attached hereto as Exhibit A (the “First Release”) in connection with the execution of this Agreement. Executive and the Company acknowledge that this Agreement is conditioned upon the effectiveness of the First Release and that Executive has seven days to consider the First Release and to revoke the First Release. Accordingly, in the event that Executive revokes the First Release or the First Release is otherwise not effective, then this Agreement shall be null and void and the terms and conditions of Executive’s employment with the Company shall continue to be governed by the Prior Agreement.
ARTICLE 3
CONFIDENTIALITY
     3.1 Proprietary Information. Executive represents and warrants that he has previously executed and delivered to the Company the Company’s standard Proprietary Information and Inventions Agreement in form acceptable to the Company’s counsel.
     3.2 Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information as defined in the Proprietary Information and Inventions Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property; provided, however, Executive shall be permitted to retain the computer and telecommunications equipment utilized by Executive at the date hereof.
     3.3 No Use of Prior Confidential Information. Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of his former employers or any other third party.
ARTICLE 4
TERMINATION
     4.1 By Death. The period of employment shall terminate automatically upon the death of Executive. In such event, all stock options held by Executive which would have vested by April 1, 2007 shall become vested and exercisable. All stock options held by Executive will be exercisable in accordance with their terms. In addition, the Company shall pay to Executive’s beneficiaries or his estate, as the case may be, any accrued salary the extent earned, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”). In addition, the Company shall pay to Executive as provided herein, as severance, the payments set forth in Sections 5.1(a) and 5.1(b) but no other compensation or reimbursement of any kind, including, without limitation, compensation under Article 4 or Article 5, and thereafter, the Company’s obligations hereunder.
     4.2 By Disability. If Executive is determined to be disabled under the terms of the Company’s long term disability plan, then, to the extent permitted by law, the Company may terminate the employment of Executive at such time. In such event, all stock options held by Executive at the time of termination which would have vested by April 1, 2007 shall vest and will be exercisable in accordance with their terms. In addition, the Company shall pay to Executive all Accrued Compensation, and shall continue to pay to Executive salary until the first to occur of (i) Executive shall become entitled to receive disability insurance payments under the disability insurance policy maintained by the Company or (ii) April 1, 2007. In addition, the Company shall pay to Executive as provided herein, as severance, the payments set forth in Sections 5.1(a) and 5.1(b) (subject to the terms and conditions set forth in Article 5) but no other compensation or reimbursement of any kind, including, without limitation, compensation under Article 4 or Article 5, and thereafter, the Company’s obligations hereunder shall terminate. Nothing in this Section shall affect Executive’s rights under any disability plan in which he is a participant.
     4.3 By Company for Cause. The Company may terminate the Executive’s employment for Cause (as defined below) without liability at any time with or without advance notice to Executive. The Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, compensation under Article 4 or Article 5, and thereafter the Company’s obligations hereunder shall terminate. Termination shall be for "Cause” in the event of the occurrence of any of the following: (a) any intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (b) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Chief Executive Officer; (c) Executive breaches Section 2.2 hereof; (d) Executive is convicted of a felony crime involving moral turpitude, provided that in the event that any of the foregoing events is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event; (e) Executive makes any statements on behalf of the Company in violation of Section 2.1 hereof or (f) Executive otherwise violates the terms and conditions set forth in this Agreement.
     4.5 Termination by Executive. At any time, Executive may terminate his employment by giving thirty (30) days’ advance written notice to the Company. The Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, compensation under Article 4 or Article 5, and thereafter the Company’s obligations hereunder shall terminate.

     4.6 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or self-employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or through self-employment or by retirement benefits after the date of Executive’s termination of employment from the Company.
     4.7 Coordination. If upon termination of employment, Executive becomes entitled to rights under other plans, contracts or arrangements entered into by the Company, this Agreement shall be coordinated with such other arrangements so that Executive’s rights under this Agreement are not reduced, and that any payments under this Agreement offset the same types of payments otherwise provided under such other arrangements, but do not otherwise reduce any payments or benefits under such other arrangements to which Executive becomes entitled.
ARTICLE 5
SEPARATION PAY AND OTHER COVENANTS
     5.1 Separation Pay. Subject to the effectiveness of the release attached hereto as Exhibit B and Executive’s compliance with this Agreement (and specifically Sections 2.2, 5.2 and 5.3) and provided this Agreement has not been terminated by Company or Executive, in satisfaction of all obligations to the Executive, the Company will provide the following payments and benefits to Executive on and after his Retirement Date in addition to any accrued and unpaid salary and reimbursable expenses at such date:
     (a) a lump sum cash payment (less taxes and withholdings) equal to four hundred thousand dollars ($400,000) within five (5) business days following his Retirement Date;
     (b) Eight hundred thousand dollars ($800,000) payable in accordance with the Company’s normal payroll practices in substantially equal installments on the Company’s regular payroll dates over a period commencing on the Retirement Date and ending on March 15, 2008;.
     (c) Upon the Retirement Date, Executive shall be entitled to continue participation in the Company’s group health plan in accordance with Section 4980B of the Code, or any similar state law (“COBRA”) and shall pay the full cost of COBRA coverage for the first six months of such coverage. On the date that is six (6) months and one (1) day following the Retirement Date, the Company shall reimburse the Executive in an amount equal to amount paid by the Executive for such coverage. Thereafter, for a period of up to six (6) months, the Company shall pay the costs for such coverage, so that the Company will provide Executive with up to twelve (12) months of coverage. Executive shall be responsible for the costs of coverage for the remainder of the COBRA coverage period. The Company’s obligations to reimburse Executive or pay any additional cost of coverage under this Section 5.1(c) shall cease on the date Executive ceases to be eligible for COBRA continuation coverage under the Company’s group health plan.

     (d) After his Retirement Date, Executive shall be entitled to continue participation in the Company’s life, disability and other welfare plans for a period of eighteen months and the Company shall pay all costs which the Company would otherwise have incurred to maintain such benefits if the Executive had remained an employee of the Company for such eighteen (18) month period.
     (e) Executive shall forfeit and agrees to cancel the stock options set forth on Exhibit C attached hereto and made a part hereof.
     5.2 Cooperation. During the term of this Agreement and thereafter as reasonably necessary, Executive agrees that upon the request of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, he will provide reasonable cooperation to the Company, its subsidiaries, affiliates, officers, employees, directors, and their successors and assigns (the "Neurocrine Parties”) at reasonably agreeable times and places in response to requests made by the Company or their attorneys in matters relating to internal investigations, external investigations, and/or judicial or administrative proceedings arising out of or relating in any way to any facts known to Executive occurring prior to Effective Date, including but not limited to, reasonable cooperation with the Company’s independent registered accounting firm in preparation of the Company’s quarterly report on Form 10-Q for the third fiscal quarter of 2006 and annual report for the fiscal year 2006, as well as reasonable participation in conferences and meetings, assisting counsel, making himself available for interviews and depositions, providing documents or information, aiding in the analysis of documents, testifying, or complying with any other reasonable requests by the Neurocrine Parties. Executive agrees to maintain in confidence (except to the extent required by subpoena or court order) any confidential information regarding past, current or potential claims, governmental proceedings, investigations or administrative or judicial litigation relating to the Neurocrine Parties. Executive agrees to provide notice of any motion, subpoena, order or other correspondence relating to the Neurocrine Parties within a reasonable time after his receipt of same, by forwarding such document to the Executive Vice President and General Counsel of the Company; provided, however, that the foregoing shall not restrict or limit in any way the testimony of Executive or a Neurocrine Party in connection with any judicial or administrative proceeding. This cooperation is an integral part of this Agreement, and Executive will not be compensated for such cooperation, other than reimbursement for any reasonable expenses Executive may incur in connection with such cooperation; provided, however, in the event such cooperation is required after full payment under this Agreement has been made, the Executive will receive compensation for such services at such rate as shall be mutually agreed to by the Company and Executive.
     5.3 Promise to Maintain Confidentiality of the Company’s Confidential Information. Executive acknowledges that due to the position Executive has occupied and the responsibilities Executive has had at the Company, Executive has received confidential information concerning Executive’s products, procedures, customers, sales, prices, contracts, and the like. Executive hereby promises and agrees that, unless compelled by legal process, Executive will not disclose to others and will keep confidential all information Executive has received while employed by the Company concerning Executive’s products and procedures, the identities of the Company’s customers, the Company’s sales, the Company’s prices, the terms of any of the Company’s contracts with third parties, and the like. Executive agrees that a violation by Executive of the foregoing obligation to maintain the confidentiality of the Company’s confidential information will constitute a material breach of this Agreement. Executive specifically confirms that Executive will continue to comply with the terms of any confidentiality or proprietary information agreements executed by Executive in favor of the Company.
     5.4 Non Disparagement. The Company, its officers and directors and its authorized spokespersons and Executive agree not to make at any time any written or oral statements, representations or other communications that disparage or otherwise damage the reputation of the other, or any of its or his affiliates; provided, however, this provision shall not be deemed to restrict, in any way, either party from compliance with any federal, state or local laws or from testifying in any legal or administrative proceedings.
     5.5 Press Release. In response to any inquiry regarding the effective date hereof, or the Executive’s change in status with the Company, the Company will state that the employment relationship changed at the request of Executive. Executive has reviewed the press release and approved of its content.
ARTICLE 6
GENERAL PROVISIONS
     6.1 Governing Law. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties hereby submit to the exclusive jurisdiction and venue of California and federal courts of competent jurisdiction sitting in San Diego, California. The parties agree that any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Diego, California, before an arbitrator. The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedure. Judgment on the award, if any, may be entered in any court having jurisdiction. This Section 6.1 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the award, allocate all or a part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party. Neither party to this Agreement shall be prohibited from seeking injunctive relief in a judicial proceeding.
     6.2 Assignment; Successors Binding Agreement.
(a)	Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof.

(b)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legates or other designee or, if there be no such designee, to his estate.
     6.3 Certain Reduction of Payments. In the event that any payment or benefit received or to be received by Executive under this Agreement would result in all or a portion of such payment to be subject to the excise tax on “golden parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then Executive’s payment shall be either (a) the full payment or (b) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.
     6.4 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     To the Company:
Neurocrine Biosciences, Inc.
12790 El Camino Real
San Diego, CA 92130
Attn.: Chief Executive Officer
     To Executive:
Paul W. Hawran
P.O. Box 1162
Rancho Santa Fe, California 92067
     6.5 Modification; Waiver; Entire Agreement. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     6.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     6.7 Controlling Document. In case of conflict between any of the terms and condition of this Agreement and the document herein referred to or agreement between Executive and the Company, the terms and conditions of this Agreement shall control.
     6.8 Remedies.
(a)	Injunctive Relief. The parties agree that the services to be rendered by Executive hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damage) available to the Company under this Agreement or under law.

(b)	Exclusive. Both parties agree that the remedy specified in this Section 6.8 is not exclusive of any other remedy for the breach by Executive of the terms hereof.
     6.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
     6.10 Prevailing Party Expenses. In the event that any action or proceeding is commenced to enforce the provisions of the Agreement, the court adjudicating such action or proceeding shall award to the prevailing party all costs and expenses thereof, including, but not limited to, all reasonable attorneys’ fees, court costs, and all other related expenses.
Executed by the parties as of the day and year first above written.

EXECUTIVE		NEUROCRINE BIOSCIENCES, INC

By:	/s/ Paul W. Hawran	By:	/s/ Gary A. Lyons

	Paul W. Hawran		Name: Gary A. Lyons
Title: President and CEO

Exhibit A
GENERAL RELEASE
     This GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Paul W. Hawran (hereinafter “Employee”) and Neurocrine Biosciences, Inc. (hereinafter “Employer”), and inures to the benefit of each of Employer’s current, former and future subsidiaries, affiliates, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.
RECITALS
     WHEREAS, Employee and Employer amended and restated Employee’s employment agreement on September 18, 2006.
     WHEREAS, Employee and Employer wish permanently to resolve any and all disputes arising out of the amendment and restatement of Employee’s employment agreement.
     NOW, THEREFORE, for and in consideration of the execution of this release and the mutual covenants contained in the following paragraphs and those in the Amended and Restated Employment Agreement, dated September 18, 2006 (the “Employment Agreement”), Employer and Employee agree as follows:
1. Incorporation of Recitals. The Recitals and identification of the parties to, and beneficiaries of, this Agreement are incorporated by references as though fully set forth herein.
2. No Admission of Liability. The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns. The parties specifically acknowledge and agree that this Agreement is a compromise of disputed claims that Employer denies any liability for any matter released herein and that Employer enters into this Agreement solely to avoid litigation and to buy its peace.
3. Wages and Vacation Time Paid. Employee acknowledges that Employee has received payment for all salary through the payment period immediately prior to the date hereof and accrued and used vacation time through such date.
4. General Release. Employee on behalf of Employee and Employee’s heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Employee’s employment with Employer or the amendment and restatement of Employee’s employment agreement; provided, however, this Release is not and shall not be deemed a release or waiver of Employee’s rights to indemnification as an officer or employee of the Company, or of any rights under the Company’s stock option plans in which Executive participates as of the date hereof, except as otherwise specifically provided in the Employment Agreement.
5. Knowing Waiver of All Employment-Related Claims. Employee understands and agrees that Employee is waiving any and all rights Employee may have had, or now has, to pursue against any of the Releasees any and all remedies available to Employee under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other United States federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.
6. Waiver of Civil Code § 1542. Employee expressly waives any and all rights and benefits conferred upon Employee by Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Employee expressly agrees and understands that the release given by Employee pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which Employee may have against Employer or any of the other Releasees as of the date of this Release.
7. Severability of Release Provisions. Employee agrees that if any provision of the release given by Employee under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
8. Promise to Refrain from Suit or Administrative Action. Employee promises and agrees that Employee will never sue Employer or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against Employer or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement, including but not limited to claims arising out of Employee’s employment with

Employer or the termination of that employment, unless Employee is compelled by legal process to do so.
9. Integrated Agreement. The parties acknowledge and agree that the Employment Agreement and this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parole evidence shall not be required to interpret the intent of the parties.
10. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.
11. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
12. Representation by Counsel. The parties understand that they have the right to have been represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
13. Breach of Agreement. In the event Employee shall breach in a material way any of the provisions of this Agreement, Employer shall have a right of action against Employee for all amounts paid hereunder.
14. California Law. The parties agree that this Agreement and its terms shall be construed under California law. The parties hereby submit to the jurisdiction and venue of California and federal courts of competent jurisdiction sitting in San Diego, California.
15. Agreement to Arbitrate Claims Arising from Agreement. The parties agree that, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Diego, California, before an arbitrator. The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedure. Judgment on the award, if any, may be entered in any court having jurisdiction. This Section 15 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the award, allocate all or a part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party. Neither party to this Agreement shall be prohibited from seeking injunctive relief in a judicial proceeding.

16. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.
17. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.
18. Period to Consider Terms of Agreement. Employee acknowledges that this Agreement was presented to Employee on September 13, 2006, and that Employee is entitled to have twenty one (21) days’ time in which to consider the Agreement. Employee acknowledges that Employee has had the opportunity to obtain the advice and counsel from the legal representative of Employee’s choice and executes this Agreement having had sufficient time within which to consider its terms. Employee represents that if Employee executes this Agreement before twenty-one (21) days have elapsed, Employee does so voluntarily and voluntarily waives any remaining consideration period.
19. Revocation of Agreement. Employee understands that after executing this Agreement, Employee has the right to revoke it within seven (7) days after Employee’s execution of it. Employee understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Agreement in writing. Employee understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Employee understands that any revocation of this Agreement must be made in writing and delivered to Employer at 12790 El Camino Real, San Diego, California 92130, within the seven (7) day period.

Dated:	September 18, 2006	/s/ Paul W. Hawran

Paul W. Hawran

NEUROCRINE BIOSCIENCES, INC.

Dated:	September 18, 2006	By:	/s/ Gary A. Lyons

Name: Gary A. Lyons

Exhibit B
GENERAL RELEASE
     This GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Paul W. Hawran (hereinafter “Employee”) and Neurocrine Biosciences, Inc. (hereinafter “Employer”), and inures to the benefit of each of Employer’s current, former and future subsidiaries, affiliates, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.
RECITALS
     WHEREAS, Employee was for a period of time an employee of Employer;
     WHEREAS, Employee’s employment with Employer was terminated effective April 1, 2007;
     WHEREAS, Employee and Employer wish permanently to resolve any and all disputes arising out of Employee’s employment with Employer or the cessation of that employment.
     NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs and those in the Amended and Restated Employment Agreement, dated September 18, 2006 (the “Employment Agreement”), Employer and Employee agree as follows:
1. Incorporation of Recitals. The Recitals and identification of the parties to, and beneficiaries of, this Agreement are incorporated by references as though fully set forth herein.
2. No Admission of Liability. The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns. The parties specifically acknowledge and agree that this Agreement is a compromise of disputed claims that Employer denies any liability for any matter released herein and that Employer enters into this Agreement solely to avoid litigation and to buy its peace.
3. Wages and Vacation Time Paid. Employee acknowledges that Employee has received payment for all salary and accrued and unused vacation time and reimbursable expenses.
4. General Release. Employee on behalf of Employee and Employee’s heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Employee’s employment with Employer or the cessation of that employment; provided, however,. this Release is not and shall not be deemed a release or waiver of Employee’s rights to indemnification as an officer or employee of the Company or of any rights under the Company’s stock option plans in which Executive participates at the date hereof, except as otherwise specifically provided in the Employment Agreement.
5. Knowing Waiver of All Employment-Related Claims. Employee understands and agrees that Employee is waiving any and all rights Employee may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to Employee under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other United States federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.
6. Waiver of Civil Code § 1542. Employee expressly waives any and all rights and benefits conferred upon Employee by Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Employee expressly agrees and understands that the Release given by Employee pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which Employee may have against Employer or any of the other Releasees as of the date of this Release.
7. Severability of Release Provisions. Employee agrees that if any provision of the release given by Employee under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
8. Promise to Refrain from Suit or Administrative Action. Employee promises and agrees that Employee will never sue Employer or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against Employer or any of the other Releasees, with respect to any claim covered by the release provisions of this

Agreement, including but not limited to claims arising out of Employee’s employment with Employer or the termination of that employment, unless Employee is compelled by legal process to do so.
9. Promise to Maintain Confidentiality of Employer’s Confidential Information. Employee acknowledges that due to the position Employee has occupied and the responsibilities Employee has had at Employer, Employee has received confidential information concerning Employer’s products, procedures, customers, sales, prices, contracts, and the like. Employee hereby promises and agrees that, unless compelled by legal process, Employee will not disclose to others and will keep confidential all information Employee has received while employed by Employer concerning Employer’s products and procedures, the identities of Employer’s customers, Employer’s sales, Employer’s prices, the terms of any of Employer’s contracts with third parties, and the like. Employee agrees that a violation by Employee of the foregoing obligation to maintain the confidentiality of Employer’s confidential information will constitute a material breach of this Agreement. Employee specifically confirms that Employee will continue to comply with the terms of any confidentiality or proprietary information agreements executed by Employee in favor of Employer.
10. Integrated Agreement. The parties acknowledge and agree that the Employment Agreement and this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parole evidence shall not be required to interpret the intent of the parties.
11. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.
12. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
13. Representation by Counsel. The parties understand that they have the right to have been represented in negotiations for the preparation of this Agreement by counsel of their own choosing, and that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any attorneys, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
14. Breach of Agreement. In the event Employee shall breach in a material way any of the provisions of this Agreement, Employer shall have a right of action against Employee for all amounts paid hereunder.

15. California Law. The parties agree that this Agreement and its terms shall be construed under California law. The Parties hereby submit to the jurisdiction and venue of California and federal courts of competent jurisdiction sitting in San Diego, California.
16. Agreement to Arbitrate Claims Arising from Agreement. The parties agree that any dispute, claim or controversy arising out of ore relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Diego, California, before an arbitrator. The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedure. Judgment on the award, if any, may be entered in any court having jurisdiction. This Section 16 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the award, allocate all or a part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party. Neither party to this Agreement shall be prohibited from seeking injunctive relief in a judicial proceeding.
17. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.
18. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.
19. Period to Consider Terms of Agreement. Employee acknowledges that this Agreement was presented to Employee on March 10, 2007 and that Employee is entitled to have twenty one (21) days’ time in which to consider the Agreement. Employee acknowledges that Employee has had the opportunity to obtain the advice and counsel from the legal representative of Employee’s choice and executes this Agreement having had sufficient time within which to consider its terms. Employee represents that if Employee executes this Agreement before twenty-one (21) days have elapsed, Employee does so voluntarily and voluntarily waives any remaining consideration period.

20. Revocation of Agreement. Employee understands that after executing this Agreement, Employee has the right to revoke it within seven (7) days after Employee’s execution of it. Employee understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Agreement in writing. Employee understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Employee understands that any revocation of this Agreement must be made in writing and delivered to Employer at 12790 El Camino Real, San Diego, California 92130, within the seven (7) day period.

Dated:

Paul W. Hawran

NEUROCRINE BIOSCIENCES, INC.

Dated:	By:

Name:
Title:

EXHIBIT C
STOCK OPTION RETURN

Grant Date	Grant Expiration	Grant Price	Exercisable Shares
02/07/02	02/07/12	36.790	35,615
02/07/02	02/07/12	36.790	4,385
05/22/03	05/22/13	48.510	32,142
05/22/03	05/22/13	48.510	2,858
05/26/04	05/26/14	57.510	25,000
02/18/05	02/18/15	40.390	21,482
02/18/05	02/18/15	40.390	3,518
01/19/06	01/19/13	60.950	18,634
01/19/06	01/19/13	60.950	1,366

			145,000